Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

Tel: 202.739.3000

Fax: 202.739.3001

www.morganlewis.com

April 29, 2011

Penn Series Funds, Inc.

600 Dresher Road

Horsham, Pennsylvania 19044

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 66 to the Registration
Statement filed on Form N-1A under the Securities Act of 1933 (File No. 2-77284)

Ladies and Gentlemen:

We have acted as counsel to Penn Series Funds, Inc., a Maryland corporation (the “Company”), in connection with the above-referenced Registration Statement on Form N-1A (as amended, the “Registration Statement”), which relates to the Company’s shares of capital stock (collectively, the “Shares”). This opinion is being delivered to you in connection with the Company’s filing of Post-Effective Amendment No. 66 to the Registration Statement (the “Amendment”) to be filed with the Securities and Exchange Commission pursuant to Rule 485(b) of the Securities Act of 1933 (the “1933 Act”). With your permission, all assumptions and statements under reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, the following documents:

(a)	a certificate of the State of Maryland as to the existence and good standing of the Company;

(b)	copies of the Company’s Articles of Incorporation and all amendments and supplements thereto (the “Articles”);

(c)	a certificate executed by Kathleen P. Vandy, Secretary of the Company, certifying, and attaching copies of, the Company’s Articles and By-Laws, as amended (the “By-Laws”), and certain resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Shares; and

(d)	a printer’s proof of the Amendment.

In our capacity as counsel to the Company, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Company. We have assumed that the Amendment, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Articles and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Maryland.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP